FIRST AMENDMENT OF
                           THE STERLING VISION, INC.
                           1995 STOCK INCENTIVE PLAN

     WHEREAS, Sterling Vision, Inc. (the "Company") has adopted its 1995 Stock Incentive Plan (the "1995 Plan"); and

     WHEREAS, pursuant to Section 7.2 of the 1995 Plan, the Company's Board of Directors or Compensation Committee may amend the 1995 Plan, provided, among other things, that such amendment shall be effective only upon approval by the shareholders of the Company where the failure to obtain such approval would increase the limit imposed in Section 2.1 (other than as adjusted due to stock splits and similar transactions) on the maximum number of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued upon exercise of an option; and

     WHEREAS, there are currently reserved for issuance under the 1995 Plan, 1,239,241 shares of Common Stock; and

     WHEREAS, the Company's Board of Directors deems it in the best interest of the Company to increase the total number of shares of Common Stock reserved for issuance under the 1995 Plan.

     NOW THEREFORE, by resolution of the Company's Board of Directors, the 1995 Plan is hereby amended as follows, subject to approval by the Company's shareholders:

          1. The second sentence of Section 2.1 is hereby amended to read as follows:

               "The maximum aggregate number of such shares which may be issued under the Plan shall be 2,000,000 shares."